                                                                       Exh. 99.1

News Release

SOURCE: Harnischfeger Industries, Inc.

                HARNISCHFEGER INDUSTRIES "POST REORGANIZATION"
                   TO BEGIN TRADING ON A "WHEN ISSUED" BASIS

MILWAUKEE, WI - May 24, 2001 - Harnischfeger Industries, Inc. ("HII" or the "Company") today announced that it expects that The National Association of Securities Dealers Automated Quotation System ("NASDAQ") will open trading on or about May 25, 2001 in a security that relates to the stock to be issued by the Company (post reorganization):

     . The Company (post reorganization) will begin trading on a "when issued" basis under the symbol "HFIIV" on NASDAQ's over-the-counter ("OTC"), bulletin board. This security is expected to trade on this basis until "regular trading" begins in the new (post reorganization) shares.

     . The new common stock (post reorganization) is expected to be distributed to the Company's creditors approximately thirty to sixty days following the reorganization plan's effective date, and regular trading of the security is expected to commence on the NASDAQ market following the distribution of the shares.

Fifty million new (post reorganization) shares of stock will ultimately be distributed to the Company's creditors. However, because various claims filed against the Company will remain unresolved at the time of the first distribution of new stock, the Company expects only 70% to 90% of the stock to be distributed initially. Until all claims against the Company are resolved, a certain amount of the new (post reorganization) shares of stock will be held back from each distribution to ensure that each holder of an allowed claim will receive the same pro rata share of the stock.

On May 21, 2001, the Company announced that the United States Bankruptcy Court confirmed the Company's plan of reorganization, clearing the way for the Company to emerge from bankruptcy. The effective date for the Company's emergence is expected to be shortly after May 29, 2001, the date the Bankruptcy Court order confirming the Company's plan of reorganization becomes final and nonappealable. The Company must also close on its exit financing facility before it can formally emerge. Under the plan, existing HII common stock, which has been trading OTC, bulletin board, under the symbol HRZIQ, will be cancelled as of the plan's effective date and the holders of that stock will receive no distribution in cash or new stock.

                                   # # # # #

All statements in this news release other than historical facts are forward-looking statements which involve risks and uncertainties and which are subject to change at any time. Such statements are based on management's expectation at the time they are made. In addition to the assumptions and other factors referred to in connection with the statements, factors set forth in the Company's latest Form 10-K or 10-Q filed with the Securities and Exchange Commission, among others, could cause actual results to differ materially from those contemplated.

Harnischfeger Industries, Inc. is a global company with business segments involved in the manufacture and distribution of equipment for surface mining (P&H Mining Equipment) and underground mining (Joy Mining Machinery).